Exhibit 99.1

AITX’s RAD Featured in NBC Affiliate KSDK’s Coverage of St. Louis AI Security Deployment

Innovative RAD ROSA Systems to Enhance Downtown Safety

Detroit, Michigan, November 15, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary Robotic Assistance Devices (RAD), are proud to announce that two ROSA™ security solutions have been successfully deployed in downtown St. Louis and were featured in a news segment by KSDK, the local NBC affiliate. These AI-driven solution has been designed to boost safety and security at a prominent downtown location.

The KSDK-TV segment can be viewed online at https://youtu.be/IjNFZHsILAA.

The deployment of the two ROSAs exemplifies the city’s business community’s commitment to exploring innovative technologies that address urban safety challenges. The ROSA devices provide autonomous intelligence responses to various city ordinance violations including loitering which in turn often includes narcotics trafficking, solicitation and aggressive pan handling. These proactive safety actions make ROSA a transformative addition to St. Louis’s downtown area.

“We’re grateful to the city of St. Louis and KSDK for giving RAD this opportunity to demonstrate how our technology can enhance urban safety,” said Steve Reinharz, CEO/CTO of AITX and RAD. “St. Louis has shown great initiative in exploring solutions to address security challenges, and we’re excited to be part of this effort. Residents can expect potential announcements of more initiatives focused on enhancing the safety and quality of life in their communities.”

Troy McCanna, RAD’s Chief Security Officer, added, “It’s incredibly rewarding to see RAD’s ROSAs in action here in St. Louis. We appreciate KSDK’s support in highlighting this deployment, which represents a forward-thinking approach to safety and security. We’re committed to working closely with St. Louis and cities across the country to create a safer, more secure downtown environment.”

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

About Robotic Assistance Devices, Inc. (RAD)

Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is a trailblazer in delivering AI-powered autonomous security solutions that transform how organizations protect their facilities and assets. RAD’s industry-leading product lineup; including ROSA™, RIO™, AVA™, and RAD Light My Way™ offers cutting-edge security technologies that reduce costs while enhancing operational efficiency. By deploying RAD’s AI-fueled systems, organizations can optimize security personnel, improve situational awareness, and achieve superior ROI. RAD’s solutions are well-suited for various industries, including municipalities, corporate enterprises, transportation, critical infrastructure, education, and healthcare. Learn more at www.radsecurity.com.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/